Exhibit 14.1

CERADYNE, INC.

Code of Business Conduct and Ethics

A.	INTRODUCTION

Ceradyne, Inc. (“Ceradyne” or the “Company”) has a strong commitment to business ethics and to complying with the laws that govern the conduct of our businesses worldwide. We believe that a commitment to honesty and integrity is a valuable asset that builds trust with our customers, suppliers, employees, shareholders and the communities in which we operate. To implement our commitment, this Code of Business Conduct and Ethics (“Code”) has been adopted by our Board of Directors and summarizes the standards that must guide our actions.

While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather sets forth key guiding principles that represent Company policy and establishes conditions for employment at Ceradyne. This Code is meant to be read in conjunction with other Company policies.

Ceradyne is committed to the highest level of ethical conduct, which is reflected in all the Company’s business activities including, but not limited to, relationships with employees, customers, vendors, competitors, the government and the public. All of our employees, Officers and Directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. We also expect other entities or individuals working on our behalf to be also guided by these standards.

We must strive to foster a culture of honesty and accountability. Even well intentioned actions that violate the law or this Code may result in corrective and/or disciplinary action, which may include termination. One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our business actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

B.	PRINCIPLES

1. Compliance with Laws, Rules and Regulations - Ceradyne is strongly committed to conducting its business affairs with honesty, integrity and in full compliance with all applicable laws. No employee, Officer or Director of the Company is authorized to commit an illegal or unethical act, or to instruct others to do so, for any reason.

It is also important to develop a working knowledge of the laws and regulations that affect your job. If a law conflicts with a particular action or policy prescribed by this Code, you must comply with the law; if a local custom, industry practice or previous Company policy conflicts with this Code, you must comply with the Code. Do not hesitate to ask your supervisor, department Vice President or Ceradyne’s Chief Financial Officer (“CFO”) for advice before making any decision about which you are uncertain. The Company also holds information and training sessions to promote compliance with laws, rules and regulations that affect our business conduct.

2. Insider Trading and Tipping – Using confidential material information to trade in stock, or providing a “tip” to a family member, friend or any other person who might make an investment decision on the basis of this information, is both unethical and illegal. All non-public information about the Company should be considered confidential information and should never be used for personal financial gain. “Material information” is any information that could reasonably be expected to affect the price of a stock and would be considered important by investors in deciding whether to buy, sell or hold that stock. Employees, Officers and Directors are required to comply with the Company’s policy against unlawful insider trading, copies of which are distributed to employees, Officers and Directors and are available from the CFO. You should contact the CFO if you have any questions about your ability to buy or sell shares of Ceradyne stock.

3. Conflicts of Interest - Ceradyne’s employees, Officers and Directors have a professional obligation and duty to act in the best interest of the Company and to avoid situations that present a potential or actual conflict between their personal interests and the interests of the Company. A “conflict of interest” occurs when a person’s private interest interferes in any way with the interests of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an employee takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, Officer or Director (or one of their family members) receives improper personal benefits as a result of the employee’s, Officer’s or Director’s position in the Company.

Although it would be impossible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may potentially lead to a conflict of interest:

•	Ownership by an employee or family member of a significant financial interest in an entity which does or seeks to do business with, or is a competitor of, Ceradyne;

•	Serving as a director, officer, partner, consultant or other key role with an entity which does or seeks to do business with, or is an actual or potential competitor of, Ceradyne;

•	Employment with another business entity, where such employment would interfere with an employee’s ability or desire to perform properly his or her duties to Ceradyne;

•	Accepting gifts of more than nominal value from a competitor, customer or supplier;

•	Competing with the Company for the purchase or sale of property, services or other interests; and

•	Any outside activity that might reasonably affect adversely Ceradyne’s interests.

Actions that might involve a conflict of interest, or even the appearance of one, should be disclosed to the employee’s supervisor and Ceradyne’s CFO and may only be authorized in accordance with guidelines set and approved by the Board of Directors. Executive Officers should report actual or potential conflicts of interest to Ceradyne’s Chief Executive Officer. The Chief

Executive Officer and Directors should report actual or potential conflicts of interest to the Board of Directors. Employees, Officers and Directors who knowingly fail to disclose conflicts are subject to disciplinary action, including dismissal or removal from office.

If an employee has a need to accept secondary employment, they should discuss the matter with their supervisor and the CFO to determine whether a conflict of interest might exist. If it is agreed that a conflict does not exist, the employee will receive a written statement to this effect, a copy of which will be kept in their personnel file. The responsibility for obtaining a determination regarding a possible conflict of interest rests solely with the employee. Failure to obtain such a determination may, if indeed a direct conflict of interest exists, result in termination.

Situations involving a conflict of interest may not always be obvious or easy to resolve. Any questions regarding a conflict or potential conflict should be brought to the attention of your supervisor and the CFO.

4. Corporate Opportunities - Employees, Officers and Directors are prohibited from taking for themselves business opportunities that are discovered through the use of corporate property, information or position. No employee, Officer or Director may use corporate property, information or position for improper personal gain, and no employee, Officer or Director may compete with the Company. Employees, Officers and Directors have a duty to advance the legitimate interests of the Company whenever the opportunity to do so arises.

5. Equal Opportunity and Unlawful Harassment – As described in detail in Ceradyne’s Employee Handbook, our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this spirit, conduct constituting unlawful harassment or discrimination by or against any employee, customer or supplier will not be tolerated. Prohibited conduct includes, in particular, harassment, violence, intimidation and discrimination based on race, color, national origin, ancestry, sex, age (40 or older), religious creed, marital status, veteran status, sexual orientation, gender, physical or mental disability (when otherwise qualified with reasonable accommodation) or any other characteristic protected by applicable law.

Unwelcome sexual advances and other unwelcome verbal or physical conduct of a sexual nature are prohibited. Sexual harassment may take many forms, from overt advances to demeaning comments, jokes, language and gestures. Sexual harassment may also occur when someone’s words or behavior create a hostile work environment.

Any person who believes this policy has been violated should report the incident to their supervisor, the director of Human Resources, the CFO, the CEO, or any member of the Board of Directors, and provide supporting details, witnesses, and documents. Depending on the nature of the complaint, the Company will conduct an appropriate investigation and take appropriate corrective action against any person who violates this policy. Any violation of this policy may result in immediate discharge or other discipline.

6. Record Management/Information Reporting - All of the Company’s books, records, invoices, accounts and other financial statements and data must be maintained fairly, accurately and in reasonable detail and must conform both to applicable legal requirements and to our systems of internal controls.

Each employee shall maintain accurate and fair records of his or her time reports and expense accounts and any other Company records. No false or artificial entries shall be made, misleading reports issued or fictitious invoices paid or created.

Records should only be maintained or destroyed according to the Company’s record retention policies. In the event of pending or imminent litigation or government investigation, or if you have any other questions, consult with the CFO, or a member of the Audit Committee of the Company’s Board of Directors.

7. Protection and Proper Use of Company Assets - Protecting Company assets against loss, theft, misuse, and waste is the responsibility of every employee, Officer and Director. Theft, carelessness and waste directly impacts our profitability. Any suspected incident of theft, or fraud or inefficient use of Company assets should be reported to your supervisor and the CFO. All reports of improper use of Company assets will be investigated promptly and impartially.

The purpose of the Company’s equipment, vehicles and supplies is to conduct Company business. They may not be used for non-Company business, and may not be sold, loaned, given away or disposed of without proper authorization.

8. Protection of Confidential Proprietary Information - Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or is legally required. Proprietary information includes all non-public information that might be useful to competitors or which could be harmful to the Company or its customers if disclosed and includes, but is not limited to, intellectual property such as trade secrets, know-how, inventions (whether patentable or not), as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists, and any unpublished financial or pricing information.

Unauthorized use or distribution of proprietary information violates Company policy and could result in disciplinary action. It could also be illegal and result in civil or even criminal penalties. Ceradyne respects the property rights of other companies and their proprietary information, and we require our employees to protect such rights.

An employee’s obligation to protect Ceradyne’s proprietary and confidential information continues even after he or she leaves the Company. Employees leaving the Company must return all proprietary information in their possession.

9. Fair Dealing - Ceradyne’s objective is to compete in the marketplace on the basis of superior products, services and competitive prices. Each employee, Officer and Director of the Company should endeavor to deal fairly with customers, suppliers, competitors and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other unfair dealing practice. A violation of this policy will subject the employee to disciplinary action as well as potential civil or criminal penalties.

10. Gifts - No gift should be accepted from a supplier, vendor or customer unless the gift has nominal value and a refusal to accept it would be discourteous or otherwise harmful to the Company.

Appropriate business gifts to and entertainment of non-government employees occurring in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be nominal. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation, for example in case of repetitive gifts (even if small), should not be extended or accepted.

What is acceptable practice in certain commercial business environments may be against the law or the policies of Federal, State or local governments. Therefore, no gifts of any kind may be given to any government employee without the prior approval of the CFO.

The Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any officials of foreign governments or foreign political candidates for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift will be considered a violation of the FCPA, contact the CFO before taking any action.

11. Quality of Public Disclosures - The Company has a responsibility to communicate effectively and candidly with stockholders and other constituencies so that they have a realistic picture of the Company’s financial condition and results of operations, as seen through the eyes of management. The Company is committed to full, fair, accurate, timely and understandable disclosure in its periodic reports filed with the Securities and Exchange Commission and in its other public disclosures. To this end, the Company will have a group of senior executives who are directly involved on an ongoing basis in the preparation and review of the Company’s filings with the SEC.

12. Compliance Procedures - The Company recognizes the need for this Code of Business Conduct and Ethics to be applied on a consistent and even-handed basis. The CFO of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board of Directors or, in the case of internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. The Company will devote the necessary resources to enable the CFO to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the CFO.

13. Reporting any Illegal or Unethical Behavior - Employees are encouraged to talk to their supervisor, department Vice President or the CFO about illegal or unethical behavior that they observe. In addition, any employee with concerns regarding unethical or unlawful behavior regarding financial or accounting matters may raise such concerns directly with the Audit Committee of the Board of Directors or any of its members.

Reporting of such violations may also be done anonymously and confidentially in writing to the CFO or the Chairman of the Audit Committee, as the case may be. An employee can also report anonymously and confidentially to the Chairman of the Audit Committee concerns regarding questionable accounting, internal controls and auditing matters by calling the following toll free hot line number: 1-866-217-8589. An anonymous report should provide enough information about the incident or situation to allow the Company to fully investigate the matter. Additional information regarding anonymous reporting is contained in the Company’s policy on “Ethics and Corporate Governance Hotline,” which is available to all employees.

The Company will not tolerate any kind of retaliation for reports or questions that were made in good faith regarding misconduct of others. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees are required to cooperate in internal investigations of misconduct and unethical behavior.

In unique situations, our business activities might give rise to complex ethical issues that are not easy to resolve. When an employee is faced with a difficult ethical decision or whenever he or she has doubts as to the right course of action in a particular situation, that employee should talk to their supervisor, department Vice President or the CFO.

C.	WAIVERS AND AMENDMENTS OF CODE

Any waiver of this Code for Directors, executive officers or other senior financial officers may only be made by the Board of Directors or its Audit Committee. Amendments to this Code may only be made by the Board of Directors. Waivers and amendments of this Code applicable to the Company’s CEO, CFO, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed promptly to the public as required by law and the rules and regulations of the SEC and NASDAQ.